Exhibit 99.1

Trinity Merger Corp. and Broadmark Announce Merger Agreement

Formation of $1.5 billion Internally-Managed Commercial Mortgage REIT

Combined company well-positioned to capitalize on strong nationwide demand for flexible real estate financing solutions

Current Broadmark management team to lead combined company

Joint investor conference call scheduled for Tuesday, August 13 at 10:00 am EST

HONOLULU & SEATTLE (August 12, 2019) – Trinity Merger Corp. (“Trinity”) (Nasdaq: TMCX, TMCXU, TMCXW), a special purpose acquisition company, and the Broadmark real estate lending companies and management companies (“Broadmark”), specialty commercial real estate finance companies providing construction, land and development financing for commercial and residential properties, announced today that they have entered into a definitive merger agreement for a business combination transaction to create an internally-managed, mortgage real estate investment trust (“REIT”) with an expected equity value of $1.5 billion (assuming no redemptions by Trinity stockholders or Broadmark members). It is expected that Broadmark will have no debt outstanding at closing. With greater financial strength and additional resources, the combined company will be well-positioned to capitalize on strong nationwide demand for flexible real estate financing solutions.

Under the terms of the merger agreement, Trinity and Broadmark will combine to form Broadmark Realty Capital Inc. (“Broadmark Realty”), a new Maryland corporation that will elect to be taxed as a REIT under the tax code. In connection with the transaction, Broadmark Realty intends to apply for listing of its securities on the New York Stock Exchange under a new ticker symbol.

Founded in 2010 and headquartered in Seattle, Broadmark is a leading provider of financing to real estate investors and developers across the United States. Broadmark originates short term, first deed of trust mortgages with conservative loan-to-value collateral support. As of March 31, 2019, Broadmark had approximately $992.2 million in total committed loans in target geographic regions that exhibit favorable demographic trends. Since its inception, Broadmark has established a significant network of borrowers, many of whom have become repeat borrowers. As a complement to its core lending business, Broadmark has cultivated a broad national network of real estate investors and registered investment advisors through which it has successfully raised over $820 million to fund its loan portfolio from its inception in 2010 through March 31, 2019. Broadmark believes that its conservative lending approach, strict underwriting and high collateral requirements have significantly contributed to Broadmark’s minimal realized loan losses since inception. To date, Broadmark has consistently delivered monthly unlevered distributions representing annual returns of 10-11% based on invested capital in its lending companies. The combined company will seek to continue to capitalize on these borrower and real estate investor relationships to continue to grow its business and further diversify its overall access to capital.

Under the terms of the merger agreement, Trinity will acquire Broadmark for $1.2 billion in total consideration, comprised of 92%, or $1.1 billion, in Broadmark Realty stock and 8%, or $98 million, in cash. The cash component of the purchase price will be paid to the equity owners of Broadmark’s real estate management companies as part of an internalization transaction and will be funded by Trinity’s cash held in trust. The remainder of the purchase price to be paid will be paid in newly issued shares of Broadmark Realty’s common stock. In addition, Broadmark Realty has entered into a subscription agreement for a $75.0 million private placement of Broadmark Realty’s common stock with affiliates of Farallon Capital Management, L.L.C. (“Farallon”), a global asset management firm. The proceeds from Farallon’s investment will be used to fund transaction-related expenses and the ongoing business operations of Broadmark Realty following the consummation of the business combination, including funding new loan origination opportunities in existing and new markets.

Upon closing of the proposed transaction, Jeffrey B. Pyatt, President of Pyatt Broadmark Management, LLC, will become the Chief Executive Officer of Broadmark Realty, and Joseph L. Schocken, Founder and President of Broadmark Capital, will serve as Chairman of the board of directors. The rest of Broadmark’s executive team will continue in their respective roles in the combined company.

Sean Hehir, Trinity’s Chief Executive Officer, commented: “When we launched this endeavor, we sought to consummate a transaction with an established and successful business where we could apply our decades of real estate investing experience, longstanding relationships and access to the capital markets to create a highly complementary combination.”

Steve Haggerty, a Managing Partner of Trinity Investments, an affiliate of the sponsor of Trinity, said: “This transaction with Broadmark presents a unique opportunity to create a scalable public platform aimed at capitalizing on a niche real estate lending space where most others aren’t able to operate efficiently. There is tremendous national demand for this type of real estate financing, which had previously been provided by commercial banks, and we expect that combining Trinity’s financial strength and resources with Broadmark’s proven platform and deep expertise will fuel significant growth and create value for stockholders. Importantly, Broadmark has no debt on its balance sheet, which made this a particularly compelling opportunity for us.”

Mr. Pyatt stated: “Combining with Trinity allows us to create a formidable platform with access to substantial capital in the public markets, which will position the combined entity to leverage significant growth opportunities to rapidly scale our real estate lending business. Moreover, we expect to continue to work with our longstanding and growing network of real estate investors in the private real estate lending markets through the formation of one or more private REITs following the closing of the transaction, which will be organized and externally managed by a subsidiary of Broadmark Realty.”

Mr. Schocken added: “Our team identified a white space in the commercial lending industry where there was significant demand but minimal access to capital, and we’ve built a strong reputation, sustainable competitive advantage and highly profitable platform providing borrowers with this much-needed product. As Broadmark Realty, we will continue to leverage our extensive proprietary network of borrowers to source high-quality loans.”

The board of directors of Trinity and the boards of directors and managers of the Broadmark entities have unanimously approved the proposed transaction. Completion of the proposed transaction is subject to Trinity stockholder approval; Broadmark equity holder approval; obtaining an amendment to Trinity’s outstanding public warrants to remove certain anti-dilution provisions relating to the payment of ordinary periodic cash dividends customary for a REIT; Broadmark Realty retaining at least $100 million in cash following the consummation of the transactions, the redemption of Trinity shares, if any, and the payment of expenses and indebtedness required to be paid at the closing; and other customary closing conditions. The parties expect that the proposed transaction will be completed in early November.

For additional information on the proposed transaction, see Trinity’s Current Report on Form 8-K, which will be filed promptly and can be obtained, without charge, at the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

B. Riley FBR, Inc. is acting as capital markets advisor and private placement agent to Trinity, Gibson, Dunn & Crutcher LLP is acting as Trinity’s legal advisor, and Raymond James & Associates, Inc. is acting as Trinity’s financial advisor. CS Capital Advisors, LLC is acting as financial advisor to Broadmark, and Bryan Cave Leighton Paisner LLP is acting as Broadmark’s legal advisor.

Investor Conference Call Information
Trinity and Broadmark will host a joint investor conference call to discuss the proposed transaction on Tuesday, August 13 at 10:00 am EST.

Interested parties may listen to the call via telephone by dialing 1-844-400-9700, or for international callers, 1-470-279-3859 (confirmation code: PIN: 21163#). A telephone replay will be available shortly after the call and can be accessed by dialing 1-855-454-6212, or for international callers, 1-941-999-2091 (confirmation code: PIN: 21163#).

The conference call webcast and a related investor presentation with more detailed information regarding the proposed transaction will be furnished to the SEC, and can be viewed at the SEC’s website at www.sec.gov.

About Trinity Merger Corp.
Trinity Merger Corp. is a special purpose acquisition company formed by HN Investors LLC, an affiliate of Trinity Real Estate Investments LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About Broadmark
Based in Seattle, Washington, and operating in multiple regions throughout the United States, Broadmark offers short-term, first deed of trust loans secured by real estate to fund the acquisition, renovation, rehabilitation or development of residential or commercial properties. Broadmark also manages and services its loan portfolio across a variety of market conditions and economic cycles. From its inception in 2010 through March 31, 2019, Broadmark has originated approximately 960 loans with an aggregate face amount in excess of $1.8 billion. As of March 31, 2019, Broadmark’s combined portfolio of active loans had approximately $1.0 billion of principal commitments outstanding across 263 loans to 200 borrowers in nine states, of which approximately $0.7 billion was funded.

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Broadmark Realty intends to file a Registration Statement on Form S-4, which will include a preliminary joint proxy and consent solicitation statement/prospectus of Trinity. Trinity and Broadmark will mail the definitive joint proxy and consent solicitation statement/prospectus and other relevant documents to its stockholders and members, respectively. Investors and security holders of Trinity and Broadmark are advised to read, when available, the preliminary joint proxy and consent solicitation statement, and amendments thereto, and the definitive joint proxy and consent solicitation statement in connection with Trinity’s solicitation of proxies for its special meeting of stockholders and Broadmark’s solicitation of proxies for its special meeting of members, in each case to be held to approve the proposed transaction because the joint proxy and consent solicitation statement/prospectus will contain important information about the proposed transaction and the parties to the proposed transaction. The definitive joint proxy and consent solicitation statement/prospectus will be mailed to stockholders of Trinity and members of Broadmark as of a record date to be established for voting on the proposed transaction. Stockholders of Trinity and members of Broadmark will also be able to obtain copies of the Registration Statement and joint proxy and consent solicitation statement/prospectus, without charge, once available, at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov or by Trinity stockholders by directing a request to: Trinity Merger Corp., 55 Merchant Street, Suite 1500, Honolulu, HI 96813, or by Broadmark members by directing a request to Pyatt Broadmark Management, LLC, 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101, Attn:  Adam Fountain, Managing Director.

Participants in the Solicitation

Trinity and Broadmark Realty and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Trinity’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Trinity’s directors and officers in Trinity’s filings with the SEC, including Trinity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 15, 2019 and such information will also be in the Registration Statement to be filed with the SEC by Broadmark Realty, which will include the joint proxy and consent solicitation statement/prospectus of Trinity for the proposed transaction.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding Trinity’s and Broadmark’s industry, future events, the proposed transaction between Trinity, Broadmark Realty and Broadmark, the estimated or anticipated future results and benefits of the combined company following the transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Trinity’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Trinity’s and Broadmark’s businesses and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Trinity and Broadmark operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Trinity and Broadmark operate; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Trinity’s management teams; the inability of the parties to successfully or timely consummate the proposed transaction or the expected benefits of the transaction or that the approval of the stockholders of Trinity or the equity holders of Broadmark or the contemplated amendment to Trinity’s outstanding warrants is not obtained; failure to complete the Farallon investment; failure of Broadmark Realty to qualify as a REIT; failure of Broadmark Realty to obtain approval to list its common stock and/or warrants on the NYSE or maintain its listing on the Nasdaq Capital Market; failure to realize the anticipated benefits of the transaction, including as a result of a delay in consummating the transaction or a delay or difficulty in integrating the businesses of Trinity and Broadmark; uncertainty as to the long-term value of Broadmark Realty’s common stock; and those discussed in the Trinity’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors”, as updated from time to time by Trinity’s Quarterly Reports on Form 10-Q and other documents of Trinity on file with the SEC or in the joint proxy and consent solicitation statement that will be filed with the SEC by Broadmark Realty. There may be additional risks that Trinity and Broadmark presently do not know or that Trinity and Broadmark currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Trinity’s and Broadmark’s expectations, plans or forecasts of future events and views as of the date of this communication. Trinity and Broadmark anticipate that subsequent events and developments will cause Trinity’s and Broadmark’s assessments to change. However, while Trinity may elect to update these forward-looking statements at some point in the future, Trinity and Broadmark specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Trinity’s and Broadmark’s assessments as of any date subsequent to the date of this communication.

No Offer or Solicitation
This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Contact:
Jason Chudoba or Megan Kivlehan
Jason.Chudoba@icrinc.com | 646.277.1249
Megan.Kivlehan@icrinc.com | 646.677.1807